Exhibit 99.1

Double Eagle Petroleum Company

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 303-794-8445 · Fax: 303-794-8451

Denver, Colorado – FOR IMMEDIATE RELEASE

Date: November 6, 2013

Double Eagle Petroleum Reports Third Quarter Financial and Operating Results

Denver, Colorado—Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported its financial and operating results for the third quarter ended September 30, 2013. The Company had a net loss attributable to common stock of $2,782,000, or $0.25 per share for the third quarter of 2013 as compared to a net loss of $4,498,000, or $0.40 per share for the third quarter of 2012.

Clean earnings, a non GAAP measure, totaled $2,665,000, or $0.23 per share, for the third quarter of 2013, as compared to $3,843,000 or $0.34 per share for the same prior-year period. Clean earnings excludes the effects on net income (loss) of non-cash charges, consisting of depreciation, depletion and amortization expense, unrealized gains and losses related to the Company’s economic hedges, impairment charges and stock-based compensation expense. Clean earnings also excludes the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. Please see the table at the end of this release for the reconciliation of clean earnings to GAAP income (loss).

The Company’s third quarter results were impacted by the following:

Pricing.

The Company benefited from a 6% increase in its average realized natural gas price, increasing to $3.83 per Mcfe in the third quarter of 2013 from $3.60 per Mcfe in the comparable 2012 period.

Production.

Production totaled 2.3 Bcfe for the quarter ended September 30, 2013, representing an 11% decrease from the comparable 2012 period. Production was flat as compared to the quarter ended June 30, 2013.

The Company experienced a 16% decrease in its average daily net production at the Catalina Unit as compared to third quarter of 2012, which is primarily the result of a series of equipment challenges that occurred over the past year, including a compressor failure and unscheduled maintenance on several injection pumps. Coalbed methane gas wells are susceptible to water saturation when wells are offline, and the Company’s operations team has been focused on recovering lost production. As a result of these efforts, the Company realized an 8% increase in average daily net production as compared to the second quarter of 2013. The decrease in total production volumes was partially offset by increased ownership in the Catalina and Spy Glass Hill units, as a result of the Company’s purchase of additional working interests in the fourth quarter of 2012.

The Company also completed a workover program in the third quarter of 2013, which focused on opening-up the Almond formation in 12 existing Catalina wells. The workover program was successful and the affected wells were brought back online in October 2013.

Non-cash gain/loss on derivative instruments.

The Company had an unrealized non-cash loss from its derivatives of $1,120,000 in the third quarter of 2013, resulting from the change in the fair value of its commodity contracts and interest rate swap at September 30, 2013. This compared to an unrealized non-cash loss of $5,219,000 in the third quarter of 2012.

Hedging Activity

The Company continues to benefit from its hedging program, and it realized prices above the prevailing market prices in both the third quarter of 2013 and 2012. Excluding the impact of its commodity hedges which settled during the quarter, the Company’s per Mcf realized natural gas price was $3.08 and $2.33 for the quarters ended September 30, 2013 and 2012, respectively. The Company has historically entered into forward sales contracts, collars and fixed price swaps to manage the price risk associated with its natural gas production. All of the contracts the Company enters into are at no up-front cost to the Company. The table below summarizes the Company’s current open derivative contracts as of September 30, 2013.

Type of Contract	Remaining Contractual Volume (Mcf)	Term	Price (1)
Fixed Price Swap	552,000	01/13-12/13	$5.16
Costless Collar	552,000	01/13-12/13	$5.00 floor
			$5.35 ceiling
Costless Collar	540,000	01/13-12/13	$3.25 floor
			$4.00 ceiling
Fixed Price Swap	1,825,000	01/14-12/14	$4.27
Fixed Price Swap	1,800,000	01/14-12/14	$4.20
Costless Collar	1,800,000	01/14-12/14	$4.00 floor
			$4.50 ceiling
Fixed Price Swap	3,000,000	01/15-12/15	$4.28

Total	10,069,000

(1)	All contracts are indexed to the New York Mercantile Exchange

Liquidity and Capital Investment

The Company had $47,450,000 outstanding on its credit facility as of September 30, 2013, with an average interest rate of 3.3%. The Company generated cash flow from operations of $3,528,000 and $10,283,000 for the three and nine months ended September 30, 2013. The Company expects that the cash generated from operations for the full-year 2013 to fully fund the Company’s 2013 capital spending program. The 2013 capital spending program included the aforementioned well workover program in the Catalina Unit, as well as participation in 27 new wells in the Spyglass Hill Unit and the final 13 wells in the Mesa “B” participating area on the Pinedale Anticline.

The operator of the Spy Glass Hill unit has completed the 27 wells, however, the new wells are expected to have a limited impact on production in the fourth quarter of 2013 due to incomplete infrastructure and water management challenges. Eleven of the 13 new Mesa “B” wells were producing at September 30, 2013.

New Independent Board of Director Appointments

On October 30, 2013, the Company’s Board of Directors appointed Taylor Simonton and John Schaeffer as independent directors.

Mr. Simonton spent 35 years at PricewaterhouseCoopers LLP (“PwC”), including 23 years as an audit partner in the firm’s Accounting and Business Advisory Services practice before retiring in 2001. During his career at PwC, he served as the engagement partner on the audits of several energy companies, including Total Petroleum (North America) Ltd., Hanover Petroleum Corporation, Amoco Colombia S.A. and Calvin Exploration, Inc. Mr. Simonton currently serves as the audit committee chair of Zynex, Inc., and also serves as lead director and audit committee chair of Keating Capital, Inc. From 2005 to May 2013, Mr. Simonton served as a director of Red Robin Gourmet Burgers, Inc., where he was audit committee chairman from 2005 to 2009. He also previously served on the board of directors of Fischer Imaging Corporation from 2003 to 2007. Mr. Simonton is a director, past chairman and past president of the Colorado Chapter of the National Association of Corporate Directors (“NACD”) and is a NACD Board Leadership Fellow. Mr. Simonton received his B.S. in Accounting from the University of Tennessee and is a Certified Public Accountant. Mr. Simonton will serve as the Company’s Audit Committee chairman and also on the Nominating and Governance Committee.

Mr. Schaeffer served as Managing Director and head of the Oil and Gas Group at GE Energy Financial Services, a unit of General Electric Company. He developed the unit’s investment strategies upon joining GE Energy Financial Services in 1993, and managed the unit’s activities. Prior to joining GE Energy Financial Services, Mr. Schaeffer spent 12 years with Chemical Bank, New York where he was involved in oil and gas finance both domestically and internationally. Mr. Schaeffer spent his early career with Conoco Inc. He holds a B.S. in Petroleum and Natural Gas Engineering from the Pennsylvania State University. He has been Chairman of the New York Section of the Society of Petroleum Engineers of AIME and has served on that group’s National Economics and Evaluations Committee. Mr. Schaeffer will serve on the Audit Committee and the Nominating and Governance Committee.

Form 10-Q and Earnings Conference Call

Please refer to the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission on November 7, 2013, for a more detailed discussion of the Company’s results.

Double Eagle will host a conference call to discuss results on Thursday, November 7, 2013 at 11:00 a.m. Eastern Time (9 a.m. Mountain). Those wanting to listen and participate in the Q&A portion can call (800) 434-1335 and use conference code 457366#.

A replay of this conference call will be available for one week by calling (800) 704-9804 and using pass code * then 457366#.

SUMMARY STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Revenues
Oil and gas sales	$7,599	$6,498	$23,634	$17,742
Transportation revenue	914	1,276	2,751	3,763
Price risk management activities	630	(1,827)	1,264	2,705
Other income, net	(2)	(46)	506	(23)

Total revenues	9,141	5,901	28,155	24,187

Expenses
Lease operating expenses	3,150	2,766	9,346	8,682
Production taxes	886	783	2,851	1,921
Pipeline operating expenses	1,238	1,184	3,950	3,633
Exploration expenses including dry holes	52	62	122	638
Impairment of properties and surrendered leases	(36)	21	1,500	330

Total expenses	5,290	4,816	17,769	15,204

Gross Margin Percentage	42.1%	18.4%	36.9%	37.1%
General and administrative	983	1,513	3,946	4,736
Depreciation, depletion and amortization expense	5,178	4,779	15,631	14,186
Other expense, net	488	516	943	1,369

Pre-tax loss	(2,798)	(5,723)	(10,134)	(11,308)
Benefit for deferred taxes	946	2,155	3,467	4,043

Net Loss	(1,852)	(3,568)	(6,667)	(7,265)
Preferred stock requirements	930	930	2,792	2,792

Net loss attributable to common stock	$(2,782)	$(4,498)	$(9,459)	$(10,057)

Net loss per common share:
Basic	$(0.25)	$(0.40)	$(0.84)	$(0.89)

Diluted	$(0.25)	$(0.40)	$(0.84)	$(0.89)

Weighted average shares outstanding:
Basic	11,341,277	11,255,229	11,324,653	11,240,945

Diluted	11,341,277	11,255,229	11,324,653	11,240,945

SELECTED BALANCE SHEET DATA

(In thousands)

	September 30, 2013	December 31, 2012	% Change
Total assets	$143,675	$158,810	-10%
Balance outstanding on credit facility	47,450	47,450	0%
Total stockholders’ equity	34,560	43,470	-20%

SELECTED CASH FLOW DATA
(In thousands)

	Nine months ended September 30,
	2013	2012	% Change
Net cash provided by operating activities	$10,283	$13,630	-25%
Net cash used in investing activities	(7,736)	(20,554)	-62%
Net cash provided by (used in) financing activities	(2,813)	1,384	303%

SELECTED OPERATIONAL DATA

	Three months ended September 30,
	2013	2012	% Change
Total production (Mcfe)	2,262,711	2,545,755	-11%
Average price realized per Mcfe	$4.09	$3.80	8%

Use of Non-GAAP Financial Measures

The Company believes that the presentation of “clean earnings” below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges. The measure also excludes the impact of income taxes because the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses clean earnings in its planning and development of target operating models and to enhance its understanding of ongoing operations. Readers should not view clean earnings as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP net income with clean earnings for the three and six months ended September 30, 2013 and 2012, respectively, contained below.

Reconciliation of Net Income to Clean Earnings

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Income as reported	$(2,782)	$(4,498)	$(9,459)	$(10,057)

Add back non-cash items:
Provision (benefit) for income taxes	(946)	(2,155)	(3,467)	(4,043)
Depreciation, depletion, amortization and accretion expense	5,244	4,829	15,822	14,328
Non-cash gain on derivatives (1)	1,119	5,220	3,071	8,082
Share-based compensation expense	54	414	570	1,234
Impairments, abandonments and dry hole costs	(36)	26	1,500	792
Other non-cash items	2	7	12	16

Clean Earnings	$2,655	$3,843	$8,049	$10,352

Clean Earnings per Share	$0.23	$0.34	$0.71	$0.92
Clean Earnings per Share—less non-recurring proceeds from contract termination penalty (2)			$0.67	$0.92

(1)	Non-cash gain on derivatives is comprised of an unrealized loss (gain) from the Company’s mark-to-market derivative instruments (both commodity contracts and interest rate swaps), resulting from recording the instruments at fair value at each period end.
(2)	During the second quarter of 2013, the Company received cash proceeds of $500 from a third party as a penalty for opting-out of farm-out agreement at the Main Fork Unit.

About Double Eagle

Double Eagle Petroleum Co., which is headquartered in Denver, Colorado, explores, develops, and sells natural gas and crude oil, with natural gas in the Rocky Mountain region. The Company currently has development activities and opportunities in its Atlantic Rim coalbed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.dble.com